Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:	Jon Gacek Chief Financial Officer ADIC (425) 881-8004	Stacie Timmermans Investor Relations ADIC (425) 881-8004

ADIC COMPLETES ACQUISITION OF ROCKSOFT

Patented Data De-Duplication Technology Dramatically Improves Disk Storage

Economics; Boosts Data Transport Performance

August 1, 2006 – Redmond, Washington – Advanced Digital Information Corporation (NASDAQ: ADIC), a leader in Intelligent Storage™ solutions for the open systems market, has completed the acquisition of Rocksoft, Ltd, including its patented Blocklets™ data de-duplication software engine. With the completion of the acquisition, ADIC becomes the first major backup, recovery, and archive solutions provider to add data de-duplication to its core, intellectual property portfolio.

Data de-duplication is powerful technology that can dramatically change the economics of the way that backup and archive data is stored on disk and moved over networks. Blocklets™ divides datasets into variable-length elements based on natural boundaries, and it identifies the elements that are repeated. Blocklets™ then eliminates data duplication within files and between files, storing or transmitting each unique element a single time. Blocklets™-enabled solutions increase the utilization of disk and network resources by 10, 20, 40 times or more depending on the data set and the application. Backup, replication, and archive operations, which include very high levels of redundancy, are the first targets for the new technology.

The definitive agreement announcing ADIC’s intent to purchase Rocksoft was announced on March 14, 2006. Under special licensing terms, development work to design Blocklets™ technology into ADIC products was allowed prior to the transaction’s close, and the two companies have been working closely on integration efforts since that date.

“When Rocksoft invented variable-length data de-duplication, it gave the industry the power to transform the way that data is stored, moved, secured, and retained,” said Peter van Oppen, ADIC Chairman and CEO. “This acquisition will help ADIC maintain leadership in our current markets as we make disk-based storage and effective data transmission play even more important roles in backup and archiving, at the same time giving us the opportunity to expand into new markets.”

“We are a big proponent of data de-duplication technology and feel that it will drastically change the economics of storage,” said Tony Asaro, Senior Analyst at the Enterprise Strategy Group. “This is already taking place in the disk-to-disk backup arena and digital archiving, and we feel that over time it will also impact primary storage. This is an especially smart move for ADIC when you consider their product portfolio.”

“In the field of backup and archive, Blocklets™-enabled data de-duplication solutions will dramatically expand options for IT departments of all sizes,” said Bill Britts, ADIC Executive Vice President for Products, Sales, and Service. “It will increase utilization of disk and network resources by up to a factor of 40 or more, make data protection more effective, and reduce the time users spend managing the backup, recovery and archive process. At the enterprise level, Blocklets™ solutions will let users tie their sites together using a combination of disk, tape, and replication strategies. The benefits will extend to local and remote protection, to large and small sites, and to short term protection and long term retention.”

Founded in 2002, Rocksoft, Ltd was an un-listed publicly-held Australian company with headquarters in Adelaide, Australia and North American offices in Dallas, Texas and San Jose, California.

About ADIC

Advanced Digital Information Corporation (NASDAQ: ADIC) is a leading provider of Intelligent Storage™ solutions to the open systems marketplace. ADIC is the world’s largest supplier of automated tape systems using the drive technologies most often employed for backing up open system, client-server networks.* The Company’s data management software, storage networking appliances, and disk-based backup and restore solutions provide IT managers innovative tools for storing, managing, and protecting their most valuable digital assets in a variety of disk and tape environments. ADIC storage products are available through a worldwide sales force and a global network of resellers, OEMs and partnerships, including Apple, Dell, EMC, Fujitsu-Siemens, HP, IBM, and Sun.

On May 2, 2006, ADIC announced that it entered into an agreement to merge with Quantum Corporation (NYSE: DSS). Further information about ADIC and the proposed merger is available at www.adic.com.

*	Market Share: Gartner Dataquest, Tape Automation Systems Market Shares, 2004, F. Yale, August 2005. ADIC and Scalar are registered trademarks and Intelligent Storage is a trademark of Advanced Digital Information Corporation. All other trade or service marks mentioned in this document should be considered the property of their respective owners.

This press release contains forward-looking statements relating to the Company’s future products and services and operations that are subject to risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “expect”, “intend”, “anticipate”, “plan” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and that may be beyond the Company’s ability to control. Factors that could cause or contribute to such differences include, but are not limited to, the effect of the acquisition of Rocksoft, the ability to successfully integrate Rocksoft and the Company’s businesses and products, the ability to bring new and repeat customers to the combined businesses, general economic trends, purchase deferrals by customers, acceptance of new products, success of new sales channels, technical competition or obsolescence, supply constraints, changes in market pricing, production problems and the Company’s ability to complete announced restructurings on schedule. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the most recent reports filed with the Securities and Exchange Commission by the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.